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                                                                    EXHIBIT (15)

                           ACCOUNTANTS ACKNOWLEDGEMENT

To the Board of Directors of Pfizer Inc.:

RE:  Registration Statement on Form S-3 dated October 30, 2002


With respect to the subject Registration Statement on Form S-3 of Pfizer Inc., we acknowledge our awareness of the use therein of our reports dated May 15, 2002, and August 13, 2002 relating to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                            KPMG LLP

New York, New York

October 30, 2002